                                                                     Exhibit 4.1

                               September 15, 1995



William J. Ridenour
6119 Queens Brigade Court
Fairfax, VA  22030

Dear Bill:

         This letter agreement sets forth the terms of the options, warrants and rights (together, "GWBC Options") to receive Common Stock of The George Washington Banking Corporation ("GWBC") which GWBC granted to you prior to the consummation of the merger (the "Merger") of GWBC into Franklin Bancorporation, Inc. ("FNBC") pursuant to an Agreement and Plan of Merger dated as of July 13, 1994 (the "Merger Agreement"). Our records show that you are the record holder ("Optionee") of the GWBC Options listed on Schedule A attached to this letter and made a part hereof.

         Your GWBC Options continue to be outstanding, but (i) shares of FNBC Common Stock will be issued on exercise of each GWBC Option in lieu of GWBC Common Stock; (ii) the number of shares of FNBC Common Stock to be issued on exercise of each GWBC Option will be adjusted by multiplying the number of shares of GWBC Common Stock issuable on exercise of such GWBC Option by 1.130; and (iii) the exercise price of each GWBC Option will be adjusted by dividing the exercise price of such GWBC Option by 1.130. The conversion ratio of 1.130 is the "Conversion Ratio" defined in the Merger Agreement.

         In accordance with FNBC's established policies regarding its stock options, the following additional terms and conditions are applicable to each of your GWBC Options:

         1.      Option Rights.   Subject to the terms and conditions
hereinafter set forth, Optionee has the right to purchase, during the period specified in paragraph 2 hereof, the number of whole shares of FNBC Common Stock set forth in the fifth column of Schedule A hereto (such shares of Common Stock being hereinafter referred to as the "Shares") at a price per Share (the "Exercise Price") equal to the amount set forth in the sixth column of Schedule A hereto.

         2.      Duration of Option.   The GWBC Option will be effective
during the period commencing as of the date hereof and ending on the earliest of (a) the date all of the Shares are purchased pursuant to the terms hereof or the unexercised portion of the GWBC Option is surrendered to FNBC pursuant to paragraph 4 hereof, or (b) 5:00 p.m. on the date set forth in the seventh column of Schedule A hereto. Notwithstanding any other provision hereof, including, without limitation, the provisions of

William J. Ridenour
September 15, 1995
Pge 2


paragraph 3 hereof, in the event of (w) a merger or consolidation to which FNBC is a party (other than as the surviving entity, or if FNBC is the surviving entity, other than any merger or consolidation that results in a change of ownership of less than fifty percent (50%) of the then-outstanding Common Stock), (x) any transaction or series of related transactions resulting in the acquisition of a majority of the outstanding shares of the Common Stock, (y) any transfer of all or substantially all of the assets of FNBC or (z) FNBC's liquidation or dissolution, FNBC may, at its option, give Optionee prior written notice of the effectiveness of any such event and the Optionee may exercise the GWBC Option (to the extent it is still in effect under this paragraph 2) and purchase any or all of the Shares on or prior to the last day specified in such notice by FNBC; to the extent the GWBC Option has not been exercised, in full, it will expire at 5:00 P.M. on the last day specified in such notice by FNBC. Upon the expiration of the GWBC Option, the GWBC Option will have no further force or effect, and Optionee will have no further rights in or under the GWBC Option or to the Shares which will not have been purchased by such time.

         3.      Exercise of Option.

                 A. During the period that the GWBC Option is effective and has not expired (in accordance with the terms of paragraph 2 hereof), Optionee may exercise the GWBC Option at any time after the date hereof, subject to the limitations contained in this paragraph 3A. Notwithstanding anything contained in this agreement to the contrary, the GWBC Option may be exercised not more than twice during any calendar year and only in amounts of one thousand (1,000) Shares or whole multiples thereof; provided, however, that such restriction will not apply to the purchase by Optionee of all Shares which are the subject of the GWBC Option which have not previously been purchased by Optionee and which Optionee will be otherwise entitled to purchase. The GWBC Option may be exercised only if compliance with all applicable Federal and state securities laws can be effected and only by Optionee's completion, execution and delivery to FNBC of a notice of exercise and "investment letter" (if required by FNBC) as supplied by FNBC, and the payment to FNBC, as provided in paragraph 3C hereof, of an amount equal to the amount obtained by multiplying the Exercise Price by the number of Shares being purchased pursuant to such exercise, as will be specified by Optionee in such notice of exercise. [Except in the event of the death of a Optionee, in which event Optionee's estate, executors or administrators, or personal or legal representatives may exercise the GWBC Option in accordance with the terms of

William J. Ridenour
September 15, 1995
Pge 3


paragraph 3B hereof,] the GWBC Option or any of the rights thereunder may be exercised by Optionee only, and may not be transferred or assigned, in whole or in part, whether voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession) or on an absolute or contingent basis, unless consented to in writing by FNBC.

                 B. In the event of the death of Optionee at any time while the GWBC Option is effective pursuant to the terms hereof, Optionee's estate, executors or administrators, or personal or legal representatives will be entitled, for a period of ninety (90) days following the date of Optionee's death, to exercise the GWBC Option, but only to the extent that Optionee was entitled to exercise the GWBC Option on the date of such death. Any person so desiring to exercise Optionee's GWBC Option will be required, as a condition to the exercise of the GWBC Option, to furnish to FNBC such documentation as FNBC will deem satisfactory to evidence the authority of such person to exercise the GWBC Option on behalf of Optionee. In the event of the exercise of such GWBC Option by Optionee's estate, executors or administrators, or personal or legal representatives, all references herein to Optionee will, to the extent applicable, be deemed to refer to and include such estate, executors or administrators, or personal or legal representatives, as the case may be.

                 C. Payment of the aggregate Exercise Price due upon any exercise of the GWBC Option will be made at the date of exercise by good check or in such other manner as will then be acceptable to, and permitted by, the Board of Directors.

                 D. Upon any exercise of the GWBC Option, or as soon thereafter as is practicable, FNBC will issue and deliver to Optionee a certificate or certificates evidencing such number of Shares as Optionee has so elected to purchase. Such certificate or certificates will be registered in the name of Optionee and, if applicable, will bear an appropriate investment warranty legend, any legend required by any Federal or state securities law, rule or regulation and, if applicable, a legend referring to the restrictions provided hereunder and any legend required by the General Corporation Law of the State of Delaware. FNBC shall not be required to issue any fractional shares of its Common Stock upon any exercise of a GWBC Option.

                 E. Upon any exercise of the GWBC Option and the issuance and delivery of such certificate or certificates, Optionee will have all the right of a stockholder with respect to

William J. Ridenour
September 15, 1995
Pge 4


such Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that such Shares will be subject to any applicable Federal or state securities law, rule, regulation or order with respect to the ownership, sale or disposition by Optionee or such person of any of the Shares.

                 F. To the extent that FNBC determines that it is required to withhold any amounts as a result of the exercise by Optionee of the GWBC Option, FNBC may withhold from Optionee a sufficient number of Shares as will be necessary to satisfy such withholding obligation or may take such other actions as FNBC deems appropriate to satisfy such withholding obligation.

         4.      Stock Appreciation Rights.      Upon the written request of
Optionee, the FNBC Board of Directors may, in its sole discretion and upon such terms and conditions as it deems appropriate, accept the surrender by Optionee of Optionee's right to exercise all or any part of an GWBC Option. Optionee will, upon surrender of the GWBC Option, be entitled to receive a cash payment from FNBC in an amount equal to the difference obtained by subtracting the Exercise Price of the Shares which are the subject of such surrendered GWBC Option from the fair market value of the Shares which are the subject of such surrendered GWBC Option on the date of such surrender (with such amount not to be less than zero).

         5.      Changes in Capital Structure of FNBC.    Subject to any
required action by the stockholders of FNBC and the provisions of the General Corporation Law of the State of Delaware, the number of shares of FNBC Common Stock subject to a GWBC Option, as well as the Exercise Price of any Shares not yet purchased by Optionee, will be proportionately adjusted for (a) a division or combination of the shares of capital stock of FNBC, (b) a dividend payable in shares of capital stock of FNBC or (c) a reclassification of the Common Stock of FNBC.

         6.      Rights Prior to Exercise.     Optionee will have no equity
interest in FNBC or any voting, dividend, liquidation or dissolution rights with respect to any capital stock of FNBC solely by reason of having the GWBC Option or having executed this agreement. Furthermore, prior to the exercise of all or a portion of the GWBC Option, in accordance with paragraph 3A hereof, Optionee will have no interest in, or any voting, dividend, liquidation or dissolution rights with respect to the Shares.

William J. Ridenour
September 15, 1995
Pge 5


         7.      Entire Agreement.    This agreement sets forth all of the
promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the GWBC Option or the Shares other than as set forth herein. Any and all prior agreements between the parties hereto with respect to any stock purchase rights or stock option rights regarding the Shares or the GWBC Option are hereby revoked. This agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written with respect to the GWBC Option and the Shares.

         8.      Severability.    The provisions hereof will be deemed
severable. The breach or alleged breach by FNBC of (a) any covenant contained in another agreement (if any) between FNBC and Optionee or (b) any obligation owed to Optionee by FNBC will not affect the validity or enforceability of the agreements of Optionee set forth herein.

         9.      Governing Law.   This letter will be construed and enforced in
accordance with the substantive laws of the State of Delaware.

         10.     Arbitration.     Any controversy or claim arising out of or
relating to this agreement or the breach of this agreement which cannot be resolved by Optionee and FNBC within thirty (30) days after one party delivers to the other party written notice of such controversy or claim will be submitted to final and binding arbitration in accordance with District of Columbia law and the rules and procedures of the American Arbitration Association. Such arbitration will be conducted by a panel of three (3) arbitrators in the District of Columbia. The determination of the arbitrators will be conclusive and binding on FNBC and Optionee. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

William J. Ridenour
September 15, 1995
Pge 6



         Please indicate your agreement to be bound by the terms of this letter by signing both copies in the space below and returning one copy to us.

                                                  Very truly yours,

                                                  FRANKLIN BANCORPORATION, INC.,
                                                  a Delaware corporation



                                                  /s/ Robert P. Pincus
                                                  ------------------------------
                                                  Robert P. Pincus
                                                  President & CEO

ACCEPTED AND AGREED:
                                        /s/ W. J. Ridenour

Date:  9/29/95

                                   SCHEDULE A

                         OPTIONS OF WILLIAM J. RIDENOUR

Grant                                  GWBC             GWBC         FNBC           FNBC             Expiration
Date          Description              Shares           Price        Shares         Price            Date
- ----          -----------              ------           -----        ------         -----            ----
8/1/94        i/c/w employment
              agreement                10,000           $3.66        11,3000        $3.24            7/31/99